December 2003

     Following is the Code of Ethics for The Capital Group Companies Inc. (Capital), which includes Capital Research and Management Company, the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc.
(CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all associates.


                                 CODE OF ETHICS


All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely and understandable disclosure in reports and documents; 3) compliance with applicable laws, rules and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.


General Guidelines

Although specific policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

o It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material nonpublic information about the company. If there is any question as to whether you've received material information (typically from a company "insider"), you should contact any member of the legal staff to discuss the matter.

o You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators or any other member of the public. Disclosure in reports and documents should be fair and accurate.

o You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any Capital Group companies. Capital's Gifts and Entertainment Policy is summarized below.

o Regardless of whether you are determined to be a "covered person" under Capital's Personal Investing Policy (which is summarized below), please keep the following in mind when you consider making personal investments:

     |X| Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings
          (IPOs). Although exceptions are rarely granted, they will be considered in the case of a family member employed by the IPO company in which IPO shares are considered part of that family member's compensation.

     |X| You should not trade based on any Capital Group company's confidential, proprietary investment information in which fund or client trades are likely to be pending (for example, analyst research reports, investment meeting discussions or notes, and current fund/client transaction information).

     |X| You should not engage in excessive trading of the American Funds or any other Capital-managed investment vehicles worldwide. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members.

     |X| Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of any Capital Group companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other non-profit organizations.

     |X| Failure to adhere to our Code of Ethics may result in disciplinary action being taken, including termination.



Reporting Violations

You have a responsibility to report violations of our Code of Ethics, including:
(1) fraud or illegal acts involving any aspect of our business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in our regulatory filings, internal books and records, or client records or reports; or (4) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:

o        your manager or department head
o        Capital's Audit Committee
o        any lawyer employed by the Capital organization



Capital's Gifts and Entertainment Policy -- Conflicts of Interest

     A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts and Entertainment Policy Committee.

     Gifts or entertainment that are reimbursed by Capital do not need to be reported (or pre-cleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials -- especially those responsible for investing public funds.

Political and Charitable Contributions

     In soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions. In addition, certain associates are subject to additional restrictions due to their involvement with "CollegeAmerica," the American Funds 529 college savings plan.

Reporting

     Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 in value (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75 in value.

Gifts and Entertainment Policy Committee

     The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.



Insider Trading

     Antifraud provisions of U.S. securities laws, as well as the laws of other countries, generally prohibit persons in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

     While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties.



Serving on a Board of Directors or Advisory Board

     Capital associates should obtain authorization prior to serving on the boards of directors or on the advisory boards of public or private companies (this does not apply to boards of any Capital Group companies or funds). In general, associates should refrain from serving on boards of public or private companies. Serving on the board of a charitable organization or other nonprofit organization does not require authorization.

     In addition, certain Capital associates will be sent a form annually and asked to disclose their board positions.



Personal Investing Policy

     As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust.

     You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

     There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our policies and applies even if the matter is not covered by a specific provision. The following is only a summary of Capital's Personal Investing Policy. Please refer to Capital's complete Personal Investing Policy for more detailed information about personal investing rules.

All Associates

     Information regarding proposed or partially completed plans by Capital companies to buy or sell specific securities must not be divulged to outsiders. Associates who receive information about recommendations to purchase or sell securities or impending fund or client account transactions should refrain from trading personally on the information. In addition, associates (including spouses) should not engage in excessive trading of the American Funds to take advantage of short-term market movements. This type of action potentially harms other fund shareholders. Finally, favors or preferential treatment from stockbrokers may not be accepted.

     Associates may not subscribe to any initial public offering (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

The following provisions apply only to associates covered under the Personal Investing Policy:

Covered Persons

     You are a "covered person" if you receive and use investment information relating to current or imminent fund/client transactions in connection with your regular duties. If you receive a quarterly personal investing disclosure form, you are considered a covered person.

     Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

     Additional rules apply to "investment associates" (including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed-income control associates including assistants). See below for more information.

Prohibited Transactions for Covered Persons

     o    IPO investments

     o    Writing puts and calls on securities that are subject to pre-clearance

     o    Short sales of securities that are subject to pre-clearance

Pre-Clearance of Securities Transactions

     Covered persons must receive approval before buying or selling securities including (but not limited to):

     o stocks of companies (public or private, including purchases through private placements)

     o    bonds that are rated below "A"

     o    venture capital partnerships

     o    options (the exercise of options must also be pre-cleared)

     o    closed-end funds including investment trust companies

     o index funds or exchange-traded funds (ETFs) that are not on the pre-approved list of index funds/ETFs

     o    transactions  in  the  above   securities  in  PEP  and  ISA  accounts
          (available in the U.K. only) over which you have discretion

     Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee. Pre-clear requests will be handled during the hours in which the New York Stock Exchange (NYSE) is open (generally, 6:30 a.m. to 1 p.m. Pacific time).

     You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you check. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Exception for De Minimis Transactions

     The de minimis exception is NOT available to associates based in Tokyo or associates considered investment associates.

     All other covered associates may execute one transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without pre-clearance. You must, however, still report these trades on your quarterly form. Larger or more frequent share transactions must be pre-cleared. If an associate pre-clears a transaction and is denied permission, s/he may not execute a de minimis transaction in that issuer without pre-clearance for a period of seven calendar days.

Reporting Transactions

     Covered persons must promptly submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter that are due no later than 10 days after the end of the quarter. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

     Report only (no need to pre-clear):

     o    participation in any CGII private equity fund/partnership

     o    de minimis transactions (see above)

     o    distributions of stock from venture capital partnerships

     o gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)

     o bonds rated "A" or above by at least one national rating service (including bonds issued by governments outside the U.S. that are rated "A" or above)

     o    sales pursuant to tender offers

     o    dividend reinvestments

     o    options or futures on currencies

     o options, futures, purchases or sales of certain pre-approved index funds/ETFs

       Do not pre-clear or report:

     o open-ended investment companies (mutual funds, OEICs and Luxembourg or French SICAVs or FCPs [Note: in the U.K., open-ended investment companies include unit trusts and OEICs, but not investment trust companies, which must be pre-cleared and reported])

     o    money market instruments with maturities of one year or less

     o direct obligations of the U.S. government (which are exempted by U.S. law from pre-clearance and reporting requirements)

     o    bankers' acceptances, CDs or other commercial paper

     o    currencies

     o    commodities

     o transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)


     Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of pre-clearances and/or transactions.


Securities Accounts

       1.  Disclosure of Securities Accounts

     You must disclose the following types of accounts:

     o    accounts   currently   holding   securities   that  are   subject   to
          pre-clearance or reporting

     o accounts that have the ability to hold securities that are subject to pre-clearance or reporting

     o accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

     You do not need to disclose accounts that can only hold open-end mutual funds or cash or cash equivalents.

       2.  Duplicate Account Statements and Trade Confirmations

     You must submit duplicate statements and trade confirmations (or other equivalent documentation) for accounts currently holding securities that are subject to pre-clearance and/or reporting. Covered persons should inform their investment broker-dealers that they are employed by an investment organization.

     In addition, covered persons must direct their broker-dealers to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts on a timely basis. If they are not able to send duplicates directly, you must submit copies of all trade confirmations and account statements as soon as they become available.

     All documents received are kept strictly confidential./1/

     If your broker will be sending confirmation statements for an immediate family member with a different last name than you, you should inform the staff of the Personal Investing Committee by calling the pre-clear line with the name of the family member and that person's relationship to you.

       3.  Professionally Managed Accounts

     If you have an account in which you have completely turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee. You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to pre-clear or report securities transactions in these accounts.

Annual Disclosure of Personal Securities Holdings

     Covered persons are required to disclose all of their portfolio holdings subject to the Personal Investing Policy (and the holdings of any immediate family members residing with them) upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Disclosure forms will be supplied.

Annual Recertification

     All covered persons are required to certify at least annually that they have read and understood the Code of Ethics. Further, covered persons are required to certify at least annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Additional Policies for "Investment Associates"

       1.  Investment Associates

     Unless otherwise specified, the term "investment associates" includes: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed-income control associates including assistants.

       2.  Disclosure of Personal Ownership of Recommended Securities

     Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by applicable Investment Committees, Sub-Committees or other appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation./2/

       3.  Blackout Periods

     Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

       4.  Ban on Short-Term Trading Profits

     Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the exercise of the option within 60 days.

Other Considerations

     Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

Personal Investing Committee

     Any questions or hardships that result from these policies or requests for exceptions should be referred to Capital's Personal Investing Committee.




--------

/1/ Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff when the transactions are in violation of the Policy, may impact the associate's job performance or raise conflict of interest-related issues.

/2/ Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

                          "Form of" Fund Code of Ethics
         (for funds managed by Capital Research and Management Company)


With respect to non-affiliated Directors and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

1. No Director shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

2. Each non-affiliated Director shall report to the Secretary of the Fund not later than ten (10) days after the end of each calendar quarter any transaction in securities which such Director has effected during the quarter which the Director then knows to have been effected within fifteen
     (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

3. For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Director exercises no control.

                                     * * * *

     In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund;
3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and 5) accountability for adherence to the Code. These provisions shall apply to the principal executive officer or chief executive officer and treasurer ("Covered Officers") of the Fund.

1. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

     o    Acting with integrity;

     o    Adhering to a high standard of business ethics;

     o Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund;

3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

     o    Covered  Officers  should   familiarize   themselves  with  disclosure
          requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements.

     o Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund's auditors, independent directors, governmental regulators and self-regulatory organizations.

4. Any existing or potential violations of this Code should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code to the Board of Directors or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code, including removal from office, provided that removal from office shall only be carried out with the approval of the Board of Directors.

5. Application of this Code is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6. Material amendments to these provisions must be ratified by a majority vote of the Board of Directors. As required by applicable rules, substantive amendments to the Code must be filed or appropriately disclosed.